Exhibit 10.2

[On the letterhead of Deutsche Bank Luxembourg S.A.]

To:                     Genco Shipping & Trading Limited

Copy:      Genco Lorraine Limited

Genco Pyrenees Limited

Genco Loire Limited

Genco Bourgogne Limited

Genco Picardy Limited

Genco Aquitaine Limited

Genco Normandy Limited

Genco Auvergne Limited

Genco Provence Limited

Genco Ardennes Limited

Genco Brittany Limited

Genco Languedoc Limited

Genco Rhone Limited

1 April 2014

Dear Sirs

US$253,000,000 secured loan agreement dated 20 August 2010 (as amended by a side letter dated 24 August 2010, as further amended by a waiver letter dated 20 December 2011, as amended and restated on 1 August 2012 and as further amended, supplemented or restated from time to time, the “Loan Agreement”) made between (1) Genco Shipping & Trading Limited as borrower, (2) the Lenders (as defined therein), (3) Deutsche Bank AG Filiale Deutschlandgeschäft, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, (4) yourselves as agent for the Lenders, (5) BNP Paribas, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as swap providers (the “Swap Providers”) and (vi) Deutsche Bank AG Filiale Deutschlandgeschäft as security agent for the Lenders and the Swap Providers and as bookrunner.

1                                         Definitions

1.1                               In this letter:

“Enforcement Action” means:

(a)                                in relation to any Liabilities (with the exception of Liabilities arising as a result of the termination of existing interest protection agreements and other hedging agreements  entered into in connection with the DnB Credit Agreement):

(i)                           the acceleration of any Liability or the making of any declaration that any Liabilities are due and payable or payable on demand;

(ii)                        any demand against any Group Member under any security, guarantee or surety provided of that Group Member;

(iii)                     the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Liabilities other than ordinary netting under any swap or derivative contract; and

(iv)                    the premature termination or close-out of any swap or derivative transaction under any swap or derivative contract entered into with any Group Member;

(b)                                the taking of any steps to enforce or require the enforcement of any Encumbrance granted by any Group Member (including any arrest of any vessel for a claim in excess of $5,000,000 or any other enforcement of any mortgage over any vessel or any other asset of any Group Members the crystallisation of any floating charge or redirecting the earnings of any vessel or the other assets of any Group Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event; or

(c)                                 the petitioning or applying for any Insolvency Proceeding;

“Group” means the Borrower and each of its Subsidiaries other than Baltic Trading Limited and its Subsidiaries, and a “Group Member” means any of them;

“Insolvency Proceedings” means any bankruptcy, liquidation, reconstruction, winding up, dissolution, administration or reorganisation of any Group member, or any of such Group Member’s assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including but not limited to, any chapter 11 cases in the United States of America;

“Liability” means any and all Financial Indebtedness of any Group Member in excess of $5,000,000; and

“Termination Event” shall have the meaning given to it in paragraph 4.1 below.

1.2                              All other terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement.

1.3                              This letter is designated as a Finance Document.

2                                         Request

We refer to the Loan Agreement and to your letter to us dated 1 April 2014 requesting a temporary waiver (the “Waivers”) of:

(a)                                the Consolidated Interest Coverage Ratio in clause 12.2.2 (Consolidated Interest Coverage Ratio) of the Loan Agreement and the Leverage Ratio in clause 12.2.3 (Maximum Leverage Ratio) of the Loan Agreement (the

“Financial Covenants”) for the fiscal quarter ending 31 March 2014 through and including 11:59pm (New York time) 21 April 2014 (the “Waiver Period”);

(b)                                the event of default that will arise pursuant to clause 13.1.4 (cross default) of the Loan Agreement resulting from (i) the failure to pay the required payment due in respect of the scheduled commitment reduction under the DnB Credit Agreement on 31 March 2014, (ii) the failure by the Borrower to comply with the financial covenants set out in the DnB Credit Agreement during the Waiver Period and (iii) the breach of the cross-default provisions in existing interest protection agreements and other hedging agreements  as a result of the defaults set out above under the DnB Credit Agreement (the “Cross Defaults”) for the Waiver Period; and

(c)                                 the events of default arising under:

(i)                                     clause 13.1.5(a) of the Loan Agreement; and

(ii)                                  clause 13.1.6 of the Loan Agreement, solely:

(x)                                to the extent that permits any Security Party to vote or authorise to commence proceedings under Chapter 11 of the Bankruptcy Code of the United States of America (the “Chapter 11 Proceedings”), which are undertaken for the purpose of implementing the proposed restructuring of the Borrower’s existing bank facilities and other indebtedness pursuant to a restructuring support agreement to be entered into by, among others, the lenders under the Loan Agreement, the lenders under the Metrostar Credit Agreement and the lenders under the DnB Credit Agreement (the “RSA”); and

(y)                                to the extent that the current discussions and actions between the Group Members and their creditor groups for the purpose of implementing the Chapter 11 Proceedings and the RSA, including entering into this letter, the Collateral Letters and the RSA, fall within clause 13.1.6 of the Loan Agreement,

(iii)                            clause 12.1.1 of the Loan Agreement in respect of the financial statements of the Security Parties for the financial year ending on 31 December 2013,

(together, the “Specific Defaults”).

3                                         Waiver and Conditions

We hereby agree to waive (i) your compliance with the Financial Covenants, (ii) the Cross Defaults and (iii) the Specific Defaults, in each case during the Waiver Period, subject to the following conditions being satisfied:

(a)                                the Waivers shall apply only in relation to the Waiver Period;

(b)                                prior to 17.00 hours (New York Time) on 1 April 2014, you provide us with evidence to our satisfaction that (i) the required lenders under the Metrostar Credit Agreement have consented to waivers under the Metrostar Credit Agreement on substantially similar terms to this letter (the “Metrostar Waiver Letter”) and (ii) the majority lenders under the DnB Credit Agreement have provided a forbearance under the DnB Credit Agreement in form, content and effect similar to this letter including that the majority lenders thereunder have agreed, amongst other things, that during the Waiver Period, they shall not exercise their rights resulting from the failure for the Borrower to pay the required payment due in respect of the scheduled commitment reduction under the DnB Credit Agreement on 31 March 2014 (the “DnB Forbearance Letter” and together with the Metrostar Waiver Letter, the “Collateral Letters”), such evidence being in the form of executed copies of the Collateral Letters and an email from the respective agent of the Metrostar Credit Agreement and the DnB Credit Agreement or their legal counsels that the waivers under the Collateral Letters have taken effect.

4                                         Termination of Waivers

4.1                              The Waivers shall cease to apply automatically and with immediate effect if any event specified in 4.1(a) to (h) below occurs (each a “Termination Event”), unless such Termination Events are expressly waived by the Agent, acting on the instructions of the Majority Lenders:

(a)                                an Event of Default has occurred (other than the Events of Default waived pursuant to this letter);

(b)                                you are in breach of any of your obligations under this letter;

(c)                                 the Waiver Period has expired;

(d)                                a Collateral Letter is terminated, repudiated or rescinded or ceases to have effect or is amended or varied in any way that would have a material adverse effect on any of the Finance Parties;

(e)                                 any creditor takes Enforcement Action against any Group Member and such Enforcement Action triggers an event of default (however described in any other agreement relating to Financial Indebtedness), which is not waived or forborne;

(f)                                  if any five (5) vessels owned by the Group are arrested during the Waiver Period and not released within three (3) Business Days of such arrest;

(g)                                 any Group Member petitions or applies for any Insolvency Proceedings; or

(h)                                any Group Member fails to pay any indebtedness (with the exception of Liabilities arising as a result of the termination of existing interest protection agreements and other hedging agreements entered into in connection with the DnB Credit Agreement) owed to any of its creditors as and when they fall due and the same constitute an event of default (however described in any agreement relating to Financial Indebtedness), which is not waived or forborne.

4.2                              After the termination of this letter, each of the Finance Parties shall be released from all of its obligations under this letter and may take any Enforcement Action after such termination in accordance with the terms of the Finance Documents.

5                                         Reservation of Rights

Nothing in this letter shall prevent the Finance Parties from taking any Enforcement Action after the Waiver Period in respect of any Event of Default which has occurred or may occur during the Waiver Period or which occurs or continues after the termination of this letter, regardless of whether such Event of Default occurred prior to or during the Waiver Period.  Accordingly, this letter shall not constitute any waiver by the Finance Parties of any breach or default by any Group Member and the Finance Parties reserve all rights in relation thereto, except as otherwise expressly set out in this letter and subject only to the terms of this letter.

6                                         Undertakings

6.1                              During the Waiver Period, you shall, on a reasonable best efforts basis, promptly provide us with any information that is provided to the creditors under the DnB Credit Agreement and the Metrostar Credit Agreement if such information has an effect on the economic interests of any of the Finance Parties.

6.2                              You shall promptly notify us if a Collateral Letter is capable of being terminated, is terminated or ceases to have effect, or a party to a Collateral Letter takes steps to amend, terminate, repudiate or rescind a Collateral Letter or if any waivers or amendments are made, proposed or requested to a Collateral Letter or if you or any Group Member breaches any of the terms contained in a Collateral Letter.

6.3                               You shall promptly notify us if:

(i)                                    a Termination Event occurs or is reasonably likely to occur; or

(ii)                                  any Enforcement Action is commenced against a Group Member.

6.4                              During the Waiver Period, you shall not enter into any waiver, modification or amendment to any of the DnB Credit Agreement and the Metrostar Credit Agreement which grants more favourable provisions or treatment to the lenders thereunder unless each of the Finance Parties receives the benefit of such more favourable provisions at the same time and on the same terms.

7                                        Continuing Security

You confirm that any Encumbrance created and/or any guarantee granted by the Security Parties in favour of any of the Finance Parties remains in full force and effect and is not in any way affected by this letter.

8                                         Counterparts and applicable law

8.1                              This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

8.2                              This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

8.3                              For the exclusive benefit of the Finance Parties, the parties to this letter irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this letter or (b) relating to any non-contractual obligations arising from or in connection with this letter and that any proceedings may be brought in those courts.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully

/s/ G. Meyer
Name: G. Meyer

/s/ T. Schroeter
Name: T. Schroeter

For and on behalf of

Deutsche Bank Luxembourg S.A.

(as Agent acting on the instructions of the Majority Lenders)

[On Duplicate]

Confirmed and agreed on 1 April 2014

for an on behalf of

/s/ John C. Wobensmith
Genco Shipping & Trading Limited
(as Borrower)

/s/ John C. Wobensmith
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited
(as Collateral Owners and Guarantors)